Exhibit 99.1
KINDER MORGAN DECLARES DIVIDEND OF $0.125 FOR THIRD QUARTER OF 2017

Remains on Track to Return Value to Stockholders in 2018

HOUSTON, October 18, 2017 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.125 per share for the third quarter ($0.50 annualized) payable on November 15, 2017, to common stockholders of record as of the close of business on October 31, 2017. KMI continues to expect to declare dividends of $0.50 per share for 2017 before increasing the dividend to $0.80 per share for 2018 ($0.20 per share for Q1 2018). KMI also continues to expect to use cash in excess of dividend payments to fully fund growth investments, further strengthening its balance sheet.
“We remain on track to return increasing value to stockholders in 2018 through the combination of an attractive and growing dividend as well as the share repurchase program we announced last quarter. Our goal of maintaining robust dividend coverage while delivering a substantial dividend increase to stockholders out of operating cash flows in excess of growth capital remains clearly in sight,” said Richard D. Kinder, executive chairman.
“At the same time, we continue the important work of strengthening our balance sheet, continuing to fund all growth capital through operating cash flows with no need for external funding for growth capital,” said Kinder. “We continue to expect to end 2017 at a 5.2 times Net Debt-to-Adjusted EBITDA ratio, lower than our budget, and are confident of achieving our longer term leverage target of approximately 5.0 times. We are extremely pleased with the company’s financial strength and operational excellence.”
President and CEO Steve Kean said, “We had a solid third quarter, especially in the face of multiple named storms, including a historic rainfall event associated with Hurricane Harvey. Hundreds of our employees and their families were affected by these storms, but they and the assets they operate proved resilient and strong. Our response was robust and impacts on our customers and operations were minimized. We generated earnings per common share for the quarter of $0.15 and distributable cash flow (DCF) of $0.47 per common share, resulting in $774 million of excess DCF above our dividend.”
Kean added, “We continue to drive future growth by completing significant infrastructure development projects that we track as part of our project backlog. Our current project backlog is essentially flat quarter-to-quarter at $12.0 billion, with the small decrease primarily due to projects going into service. Excluding the CO2 segment projects, we expect the projects in our backlog to generate an average capital-to-EBITDA multiple of approximately 6.8 times.”
KMI reported third quarter net income available to common stockholders of $334 million, compared to a net loss available to common stockholders of $227 million for the third quarter of 2016, and DCF of $1,055 million, down slightly from $1,081 million for the comparable period in 2016. The decrease in DCF was driven by: lower contributions from Southern Natural Gas Company (SNG) as a result of the 50 percent sale of SNG during the third quarter of 2016; reduced revenue due to Hurricane Harvey; a contribution to KMI’s pension plan; a reduction in contributions from KMI’s Canadian assets due to the successful second quarter initial public offering (IPO) of Kinder Morgan Canada Limited (KML); and higher sustaining capex. These reductions were partially offset by lower interest expense and higher contributions from Tennessee Gas Pipeline (TGP). Net income available to common stockholders was also impacted by a $576 million favorable change in total Certain Items (as described under “Non-GAAP Financial Measures” below) compared to the third quarter of 2016. Third quarter 2016 Certain Items were driven in part by an asset write-down in that quarter.
For the first nine months of 2017, KMI reported net income available to common stockholders of $1,072 million, up substantially compared to $382 million for the first nine months of 2016, and DCF of $3,292 million that was down from $3,364 million for the comparable period in 2016. The decrease in DCF was driven by the sale of 50 percent of SNG, the impacts of Harvey, the contribution to KMI’s pension plan, the KML IPO, and higher sustaining capex, partially offset by lower interest expense and lower general and administrative expenses. Net income available to common stockholders was also impacted by a $764 million decrease in total Certain Items compared to the first nine months of 2016. Certain Items in the first nine months of 2016 were driven by an asset write-down and project write-offs.

2017 Outlook
For 2017, KMI’s budget was set to declare dividends of $0.50 per common share, achieve DCF of approximately $4.46 billion ($1.99 per common share) and Adjusted EBITDA of approximately $7.2 billion. KMI also budgeted to invest $3.2 billion in growth projects during 2017, to be funded with internally generated cash flow without the need to access equity markets, and to end the year with a Net Debt-to-Adjusted EBITDA ratio of approximately 5.4 times.
As a result of the successful IPO of its Canadian assets and impacts from Hurricane Harvey, KMI now expects to end the year with: a Net Debt-to-Adjusted EBITDA ratio of approximately 5.2 times, as proceeds from the KML IPO were used to pay down debt; growth capital investment of $3.1 billion; and DCF less than 1 percent below budget. The $3.1 billion in growth capital does not include KML-related expansion capex as KML is a self-funding entity and KMI does not anticipate making further contributions. Excluding the full-year impacts of KMI’s sale of a 30 percent interest in its Canadian assets in the IPO (approximately $22 million) and Hurricane Harvey, DCF is forecasted to be on plan. KMI estimates that Hurricane Harvey will have a 2017 DCF impact of approximately $20 million, excluding repair costs that are treated as Certain Items. KMI expects that these repair costs, both those incurred in the third quarter and those expected to be incurred in the fourth quarter, will largely be recovered from insurance proceeds. KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) due to the inherent difficulty and impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $53 per barrel and Henry Hub natural gas of $3 per MMBtu, consistent with forward pricing during the company’s budget process. The vast majority of cash KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 34,200 barrels per day (Bbl/d) at $58.91/Bbl for the remainder of the year, as well as 23,532 Bbl/d at $59.03/Bbl in 2018; 13,100 Bbl/d at $55.34/Bbl in 2019; 7,300 Bbl/d at $53.08/Bbl in 2020; and 2,400 Bbl/d at $52.45/Bbl in 2021.

Overview of Business Segments

“The Natural Gas Pipelines segment’s performance for the third quarter of 2017 relative to the third quarter of 2016 was impacted by the third quarter 2016 sale of a 50 percent interest in SNG, Harvey-related and other declines from reduced volumes on many of our midstream gathering and processing assets, and a negative impact on our Colorado Interstate Gas Company (CIG) pipeline tariff rates as a result of a rate case settlement reached during 2016. The segment again benefited from increased contributions from TGP driven by incremental short-term capacity sales and projects placed in service; from the Elba Express pipeline, resulting from the completion of an expansion project; and from El Paso Natural Gas (EPNG) due to additional Permian capacity sales and the completion of an expansion project,” Kean said.
Natural gas transport volumes were up 3 percent compared to the third quarter of 2016, driven by higher throughput on the Texas Intrastate Natural Gas Pipelines from incremental transportation contracts serving Mexico and contracts going into effect after the third quarter of 2016, as well as higher throughput on EPNG as noted above, and higher throughput on Elba Express resulting from the expansion on that system. The increases were partially offset by lower throughput on TransColorado, due to lower Rockies production, on Cheyenne Plains due to mild weather and fuel switching to coal, and on Citrus, also due to mild weather. Natural gas gathering volumes were down 14 percent from the third quarter of 2016 due primarily to Hurricane Harvey impacts and to lower natural gas volumes on multiple systems gathering from the Eagle Ford Shale and on the KinderHawk system.
Natural gas is critical to the American economy and to meeting the world’s evolving energy and manufacturing needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, will increase by more than 30 percent to greater than 100 billion cubic feet per day (Bcf/d) by 2026. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. While a substantial majority of natural gas is consumed in industrial, commercial and residential heating uses, KMI expects future natural gas infrastructure opportunities will also be driven by greater demand for gas-fired power generation across the country, LNG exports, exports to Mexico, and continued industrial development, particularly in the petrochemical industry. Compared to the third quarter of 2016, natural gas deliveries on KMI pipelines to Mexico were up 3 percent, and despite some reductions due to Hurricane Harvey, deliveries to the Sabine Pass LNG facility increased by 37 percent.

“The CO2 segment was impacted by lower commodity prices, as our realized weighted average oil price for the quarter was $58.29 per barrel compared to $62.12 per barrel for the third quarter of 2016,” Kean said. “Combined oil production across all of our fields was down 1 percent compared to 2016 on a net to Kinder Morgan basis. Third quarter 2017 net NGL sales volumes of 9.6 thousand barrels per day (MBbl/d) were down 9 percent from 2016, due to lower hydrocarbon content in the produced gas stream year over year.”
Combined gross oil production volumes averaged 52.9 MBbl/d for the third quarter, down 1 percent from 53.7 MBbl/d for the same period last year. SACROC’s third quarter gross production was 5 percent below third quarter 2016 results but slightly above 2017 budget, and Yates gross production was 4 percent below third quarter 2016 results and below plan. Both decreases were partially driven by reallocating capital to higher return projects with longer lead times. Third quarter gross production from Katz, Goldsmith and Tall Cotton was 21 percent above the same period in 2016, but below plan. Gross NGL sales volumes were 20 MBbl/d during the quarter, 8 percent below third quarter 2016.

“The Terminals segment earnings contributions were essentially flat compared to the third quarter of 2016 despite several strategic divestitures and operational disruptions associated with Hurricane Harvey. Excluding these items, the segment’s earnings would have been higher in the third quarter 2017 by approximately $20 million.
Growth in the liquids business during the quarter versus the third quarter of 2016 was primarily driven by increased contributions from our Jones Act tankers and also benefited from various expansions across our network, including the Kinder Morgan Export Terminal, a 1.5 million-barrel liquids terminal development along the Houston Ship Channel,” Kean said. A new-build Jones Act tanker, the American Liberty, was placed on-hire with a major refiner in the third quarter. All of KMI’s Jones Act tankers are contracted with major energy customers under term charter agreements.
The bulk terminals contribution was down largely due to the impact of certain non-core asset divestitures and disruptions to petcoke handling operations servicing Gulf Coast refiners impacted by Hurricane Harvey, while performance at our coal and steel handling operations continues to benefit from stabilizing global market conditions.

“The Products Pipelines segment contributions were up compared with third quarter 2016 performance due largely to increased throughput on SFPP and Kinder Morgan Southeast Terminals,” Kean said.
Total refined products volumes were up 1 percent for the third quarter versus the same period in 2016. Crude and condensate pipeline volumes were significantly impacted by Hurricane Harvey, down 8 percent from the third quarter of 2016.

Kinder Morgan Canada contributions were up in the third quarter of 2017 compared to the third quarter of 2016 largely due to currency translation gains on strengthening of the Canadian dollar. The business also had higher capitalized equity financing costs (recognized in other income) due to spending on the Trans Mountain expansion project. These positives were partially offset by lower Washington state revenues and timing of operating costs.
Kinder Morgan Canada Limited (KML) includes the Trans Mountain pipeline, the Canadian portion of the Cochin pipeline, the Puget Sound and Trans Mountain Jet Fuel pipelines, the Westridge marine and Vancouver Wharves terminals in British Columbia as well as various crude oil loading facilities in Edmonton, Alberta. KMI owns approximately 70 percent of KML and KML’s results are consolidated in KMI financial statements and reported on a 100 percent basis at the segment level.

Other News

Natural Gas Pipelines

•
On Sept. 18, 2017, the Federal Energy Regulatory Commission (FERC) authorized the company to install its 10 modular liquefaction trains for the nearly $2 billion Elba Liquefaction Project at KMI’s existing Southern LNG Company facility at Elba Island near Savannah, Georgia. The federally approved liquefaction project is supported by a 20-year contract with Shell. Initial in-service is expected in mid-2018. Final units coming on line by mid-2019 will bring total liquefaction capacity to approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. Elba Liquefaction Company, L.L.C. (ELC), a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own 10 liquefaction units and other ancillary equipment comprising approximately 70 percent of the project. Certain other facilities associated with the project are 100 percent owned by KMI.

•
On Aug. 18, 2017, the FERC issued a favorable environmental assessment for the approximately $240 million SNG Fairburn Expansion Project in Georgia. SNG is a joint venture equally owned by subsidiaries of KMI and Southern Company. The project is designed to provide approximately 340,000 dekatherms per day (Dth/d) of incremental long-term firm natural gas transportation capacity into the Southeast market beginning in the fourth quarter of 2018.

•
On July 28, 2017, the FERC issued Kinder Morgan Louisiana Pipeline (KMLP) an environmental assessment for its proposed project to provide 600,000 Dth/d of capacity to serve Train 5 at Cheniere’s Sabine Pass LNG Terminal. The approximately $122 million KMLP project is expected to be placed into service in the fourth quarter of 2019.

•
All critical path permits have been approved and significant work is underway on TGP’s Broad Run Expansion Project, which is expected to be placed in service in June 2018. The project will provide an incremental 200,000 Dth/d of firm transportation capacity along the same north-south path as the already in-service Broad Run Flexibility Project. Antero Resources was awarded a total of 790,000 Dth/d of 15-year firm capacity under the two projects from a receipt point on TGP’s existing Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for the combined projects total approximately $800 million.

•
TGP’s approximately $128 million Susquehanna West Project was placed into commercial service ahead of schedule on Sept. 1, 2017. The project provides 145,000 Dth/d of additional capacity to an interconnection with National Fuel Supply in Potter County, Pennsylvania, and is fully subscribed by StatOil Natural Gas LLC.

•	Construction is nearly complete on three TGP projects following required regulatory approvals. The following projects are expected to be placed into service in the fourth quarter of 2017:

•
The approximately $99 million Connecticut Expansion Project is fully subscribed and will provide 72,100 Dth/d of capacity for three local distribution company customers in the Northeast. The project is expected to be placed into service in November 2017.

•
The approximately $109 million Orion Project will provide 135,000 Dth/d of capacity for three customers and is ahead of schedule. TGP has reached agreement with the project customers for early in-service which is anticipated as early as December 2017.

•
The approximately $59 million Triad Project will provide 180,000 Dth/d of capacity for one customer and is ahead of schedule. TGP anticipates that the project facilities will be available for service in November 2017, with commercial contracts in service on June 1, 2018, as originally planned.

•
On Oct. 4, 2017, Kinder Morgan Texas Pipeline (KMTP), DCP Midstream and an affiliate of Targa Resources Corp. announced they have signed a letter of intent with respect to the joint development of the proposed Gulf Coast Express Pipeline Project (GCX Project), which would provide an outlet for increased natural gas production from the Permian Basin to growing markets along the Texas Gulf Coast. The participation of the three parties involved with the GCX Project is subject to negotiation and execution of definitive agreements among KMTP, DCP Midstream and Targa. As part of the definitive agreements, Targa and DCP

Midstream would commit significant volumes to the project, including certain volumes provided by Pioneer Natural Resources Company, a joint owner in Targa’s WestTX Permian Basin system. The capacity of the GCX Project is expected to be approximately 1.92 Bcf/d and would include a lateral into the Midland Basin to serve gas processing facilities owned by Targa as well as facilities owned jointly by Targa and Pioneer. The mostly 42-inch pipeline would traverse approximately 450 miles and be in service in the second half of 2019, pending final shipper commitments and a final investment decision by all three entities. Per the terms of the letter of intent, KMI would build, operate and own a 50 percent interest in the GCX Project, and DCP Midstream and Targa would each hold a 25 percent equity interest in the project.

•
Natural Gas Pipeline of America LLC (NGPL) expects the FERC to issue a Certificate of Public Convenience and Necessity for NGPL’s approximately $212 million Gulf Coast Southbound Expansion Project by the end of the year.  The project, which is fully subscribed under long-term contracts, is designed to transport 460,000 Dth/d of incremental firm transportation service from NGPL’s interstate pipeline interconnects in Illinois, Arkansas and Texas to points south on NGPL’s pipeline system to serve growing demand in the Gulf Coast area.  The project is anticipated to be fully in service by the fourth quarter of 2018.

•
NGPL and Wyoming Interstate Company, LLC (WIC) each submitted to the FERC an Offer of Settlement in separate proceedings pursuant to Section 5 of the Natural Gas Act.  The presiding administrative law judge in both proceedings certificated the settlements as uncontested, and the companies expect FERC approval by the end of the year. As currently negotiated, the settlements would not have a material adverse impact on KMI’s results of operations or cash flows from operations.

CO2

•
The approximately $66 million second phase of KMI’s Tall Cotton field project is more than 70 percent complete and is experiencing strong initial production results of over 900 Bbls/d of oil. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone. Total combined production from the first and second phases of the project currently exceeds 2,300 Bbls/d of oil.

•	KMI continues to find high-return enhanced oil recovery projects in the current price environment across its robust portfolio of assets.

Terminals

•
Construction continues at the Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, Canada, by KML and Keyera.  In the third quarter, on-site facility mechanical work was materially completed and significant progress was made on the off-site pipe rack and bridges required to connect the terminal with KML’s other Edmonton-area facilities, including its North 40, Edmonton South, and Edmonton Rail terminals. Commissioning of the 12-tank, 4.8 million barrel new-build facility, which is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers, is expected to begin in the first quarter of 2018, with tanks phased into service throughout that year. KML’s investment in the joint venture terminal is approximately C$396 million, including costs associated with the construction of a pipeline segment funded solely by KML, with total spend to date of C$250 million and remaining spend in 2017 of C$33 million. The project is forecast to be on schedule and on budget.

•
Work is nearing completion on the Pit 11 expansion project at KMI’s Pasadena terminal. The approximately $186 million project, back-stopped by long-term commitments from existing customers, adds 2.0 million barrels of refined products storage to KMI’s best-in-class liquids storage hub along the Houston Ship Channel. Due to impacts from Hurricane Harvey, the company revised its tank commissioning schedule to place the first four tanks in-service by mid-November 2017, with the balance expected to follow by the end of the year.

•
On July 27, 2017, KMI’s American Petroleum Tankers (APT) took delivery of the American Liberty product tanker from Philly Shipyard, Inc. (PSI) and later in the third quarter placed the vessel on-hire pursuant to a term charter agreement with a major refiner. APT’s construction program at PSI is nearing completion with the final tanker scheduled for delivery in the fourth quarter of 2017, bringing APT’s best-in-class fleet to 16 vessels. The entire fleet, including each of the 330,000-barrel capacity and LNG conversion-ready new-build tankers, is fixed under charter with a major energy company.

•
On July 21, 2017, KMI closed the sale of a 40 percent interest in the Deeprock Development (Deeprock) crude oil terminal in Cushing, Oklahoma to Tallgrass Terminals, LLC (Tallgrass Terminals), an affiliate of Tallgrass Energy Partners, LP (Tallgrass), for a purchase price of approximately $57 million.  KMI retains an 11 percent membership interest in the 2.25-million-barrel facility, and Tallgrass Terminals (69 percent) and Deeprock Energy Resources (20 percent) remain joint venture partners.  Concurrent with the closing, Tallgrass Pony Express Pipeline, a separate affiliate of Tallgrass, entered into an amended commercial agreement with Deeprock, extending the term of its contracted, take-or-pay throughput commitment to the terminal by five years to October 2024.

Products Pipelines

•
KMI is ahead of schedule in building the approximately $540 million Utopia Pipeline Project. The company will begin commissioning in November and has revised its expected in-service date to December 2017. The Utopia Pipeline will have an initial design capacity of 50,000 Bbls/d, and will move ethane from Ohio to Windsor, Ontario, Canada. The project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer.

Kinder Morgan Canada

•
On Aug. 15, 2017, KML completed its offering of Series 1 cumulative redeemable minimum rate reset preferred shares (Series 1 Preferred Shares). KML issued 12 million Series 1 Preferred Shares for aggregate net proceeds of C$293 million. The transaction was upsized from a base size of eight million shares as a result of strong investor demand.

•	KML continues to move forward with its C$7.4 billion Trans Mountain expansion project (TMEP). TMEP commenced limited construction at the Westridge Terminal facilities in

September 2017. Clearing on key sections of the pipeline right of way is planned for the fourth quarter of 2017. As of the end of the third quarter, KML has spent a cumulative C$779 million on the project.

•
There are two judicial reviews underway in the British Columbia Supreme Court with respect to the province of British Columbia’s TMEP environmental certificate (TMEP BCEAO). Hearings are scheduled in October and November 2017. Separate judicial reviews pending in the Federal Court of Appeal (FCA) challenging the process leading to the federal government’s approval of TMEP were consolidated and heard by the court from Oct. 2 to Oct. 13, 2017. After provincial elections in British Columbia on May 9, 2017, and a subsequent non-confidence vote on the Liberal Throne speech, the NDP and Green Party formed a majority government. The new BC government sought and was granted limited intervenor status in the Federal Court of Appeal proceedings to argue against the government’s approval of the project. On Sept. 29, 2017, the BC government filed evidence in support of the TMEP BCEAO approval in one of the provincial proceedings. Decisions from the courts are expected in the coming months. KMI is confident that the National Energy Board, the Federal Government and the BC Government assessed and weighed the various scientific and technical evidence through a comprehensive review process, while taking into consideration varying interests on the Project. The approvals granted followed many years of engagement and consultation with communities, Aboriginal groups and individuals.

•
TMEP was approved by Order in Council on Dec. 1, 2016, with 157 conditions.  The Province of BC stated its approval of the Project on Jan. 11, 2017, with 37 conditions. Trans Mountain has made about 120 filings with the NEB with respect to the 157 federal conditions. Trans Mountain has also made filings with the government of BC with respect to all of the provincial conditions consistent with our schedule. Trans Mountain is now in receipt of a number of priority permits from regulatory authorities in Alberta and British Columbia, including access to British Columbia northern interior Crown lands. Pending receipt of some further permits and approvals, clearing and other construction activities will commence this year in Alberta and the British Columbia northern interior. This is a positive and welcome development. Construction preparation activity is off to a slower start than planned in the project schedule due primarily to the time required to file for, process and obtain all necessary permits and regulatory approvals. KML is assessing construction mitigation plans that maintain the current in-service schedule of December 31, 2019. That planning, with TMEP contractors, will rely upon continued progress towards schedule-critical regulatory approvals and will assess the acceleration of construction activities that are behind schedule. Absent this mitigation, project completion could be delayed by up to nine months. All project planning and schedule mitigation efforts include cost management measures and spend control to maximize project returns, including a reduction in 2017 spend that has already been implemented.

Financing

•	In August 2017, KMI issued $1 billion of senior notes at a fixed rate of 3.15 percent and $250 million of floating rate notes at a rate equal to three month LIBOR plus a fixed spread of 1.28 percent due January 2023. KMI used the proceeds from the issuance of the notes to repay existing indebtedness and for general corporate purposes.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 155 terminals. KMI’s pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and its terminals transload and store petroleum products, ethanol and chemicals, and handle such products as steel, coal and petroleum coke. It is also a leading producer of CO2 that we and others use for enhanced oil recovery projects primarily in the Permian basin. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, October 18, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, hurricane impacts and casualty losses).
DCF is a significant performance measure used by us and by external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables.
Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our business’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Adjusted Earnings per common share.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2016 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors.

Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016		2017	2016

Revenues	$3,281	$3,330		$10,073	$9,669

Costs, expenses and other
Costs of sales	1,029	971		3,200	2,454
Operations and maintenance	587	576		1,636	1,744
Depreciation, depletion and amortization	562	549		1,697	1,652
General and administrative	164	171		498	550
Taxes, other than income taxes	102	106		297	324
Loss on impairments and divestitures, net	7	76		13	307
Other income, net	—	(1)		—	—
	2,451	2,448		7,341	7,031

Operating income	830	882		2,732	2,638

Other income (expense)
Earnings from equity investments	167	137		477	343
Loss on impairments and divestitures of equity investments, net	—	(350)		—	(344)
Amortization of excess cost of equity investments	(15)	(15)		(45)	(45)
Interest, net	(459)	(472)		(1,387)	(1,384)
Other, net	24	12		60	42

Income before income taxes	547	194		1,837	1,250

Income tax expense	(160)	(377)		(622)	(744)

Net income (loss)	387	(183)		1,215	506

Net income attributable to noncontrolling interests	(14)	(5)		(26)	(7)

Net income (loss) attributable to Kinder Morgan, Inc.	373	(188)		1,189	499

Preferred stock dividends	(39)	(39)		(117)	(117)

Net income (loss) available to common stockholders	$334	$(227)		$1,072	$382

Class P Shares
Basic and diluted earnings (loss) per common share	$0.15	$(0.10)		$0.48	$0.17

Basic and diluted weighted average common shares outstanding	2,231	2,230		2,230	2,229

Declared dividend per common share	$0.125	$0.125		$0.375	$0.375

Adjusted earnings per common share (1)	$0.15	$0.15		$0.45	$0.48

Segment EBDA			% change			% change
Natural Gas Pipelines	$884	$542	63%	$2,846	$2,503	14%
CO2	197	217	(9)%	636	608	5%
Terminals	314	294	7%	925	856	8%
Products Pipelines	302	292	3%	913	761	20%
Kinder Morgan Canada	50	48	4%	136	140	(3)%
Total Segment EBDA	$1,747	$1,393	25%	$5,456	$4,868	12%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% change	2017	2016	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$928	$959	(3)%	$2,852	$3,050	(6)%
CO2	217	229	(5)%	659	681	(3)%
Terminals	296	293	1%	897	864	4%
Product Pipelines	302	293	3%	879	873	1%
Kinder Morgan Canada	50	48	4%	136	140	(3)%
Subtotal	1,793	1,822	(2)%	5,423	5,608	(3)%

DD&A and amortization of excess investments	(577)	(564)		(1,742)	(1,697)
General and administrative and corporate charges (1) (2)	(159)	(163)		(482)	(513)
Interest, net (1)	(463)	(503)		(1,408)	(1,524)
Subtotal	594	592		1,791	1,874

Book taxes (1)	(213)	(205)		(646)	(674)
Certain items
Acquisition and divestiture related costs	—	(4)		(7)	(12)
Pension plan net benefit	—	—		—	—
Fair value amortization	8	53		42	106
Contract and debt early termination (3)	(7)	14		19	53
Legal and environmental reserves (4)	11	1		43	(55)
Change in fair market value of derivative contracts (5)	(32)	(30)		(27)	(23)
Losses on impairments and divestitures, net	(7)	(426)		(13)	(505)
Project write-offs (6)	—	—		—	(170)
Hurricane losses	(9)	—		(9)	—
Other	(11)	(6)		(2)	(18)
Subtotal certain items before tax	(47)	(398)		46	(624)
Book tax certain items (7)	53	(172)		24	(70)
Total certain items	6	(570)		70	(694)
Net income (loss)	387	(183)		1,215	506
Net income attributable to noncontrolling interests	(14)	(5)		(26)	(7)
Preferred stock dividends	(39)	(39)		(117)	(117)
Net income (loss) available to common stockholders	$334	$(227)		$1,072	$382

Net income (loss) available to common stockholders	$334	$(227)		$1,072	$382
Total certain items	(6)	570		(70)	694
Noncontrolling interests certain item (8)	—	—		1	(9)
Adjusted earnings	328	343		1,003	1,067
DD&A and amortization of excess investments (9)	661	653		2,018	1,961
Total book taxes (10)	244	230		730	745
Cash taxes (11)	(9)	(22)		(54)	(61)
Other items (12)	(13)	11		11	31
Sustaining capital expenditures (13)	(156)	(134)		(416)	(379)
DCF	$1,055	$1,081		$3,292	$3,364
Weighted average common shares outstanding for dividends (14)	2,241	2,239		2,240	2,237
DCF per common share	$0.47	$0.48		$1.47	$1.50
Declared dividend per common share	$0.125	$0.125		$0.375	$0.375

Adjusted EBITDA (15)	$1,754	$1,768		$5,302	$5,413

Notes ($ million)
(1)
Excludes certain items:
3Q 2017 - Natural Gas Pipelines $(44), CO2 $(20), Terminals $18, general and administrative and corporate charges $(5), interest expense $4, book tax $53.
3Q 2016 - Natural Gas Pipelines $(417), CO2 $(12), Terminals $1, Products Pipelines $(1), interest expense $31, book tax $(172).
YTD 2017 - Natural Gas Pipelines $(6), CO2 $(23), Terminals $28, Products Pipelines $34, general and administrative and corporate charges $(8), interest expense $21, book tax $24.
YTD 2016 - Natural Gas Pipelines $(547), CO2 $(73), Terminals $(8), Products Pipelines $(112), general and administrative and corporate charges $(24), interest expense $140, book tax $(70).

(2)
Includes corporate charges:
3Q 2017 - $8
YTD 2017 - $18
YTD 2016 - $12
General and administrative expense is also net of management fee revenues from an equity investee:
3Q 2017 - $(8)
3Q 2016 - $(8)
YTD 2017 - $(26)
YTD 2016 - $(25)

(3)
Comprised of earnings recognized related to the early termination of customer contracts, including earnings from the sale of a contract termination claim related to a customer bankruptcy, partially offset by an equity investee loss on early termination of debt.

(4)	Legal reserve adjustments related to certain litigation and environmental matters.
(5)	Gains or losses are reflected in our DCF when realized.
(6)	YTD 2016 includes $106 million of project write-offs associated with our Northeast Energy Direct Market project and $64 million of write-offs associated with our Palmetto project.
(7)
3Q and YTD 2017 include a $36 million federal return-to-provision tax benefit as a result of the recognition of an enhanced oil recovery credit instead of deduction. 3Q and YTD 2016 include a $276 million book tax expense certain item due to the non-deductibility, for tax purposes, of approximately $800 million of goodwill included in the loss calculation related to the sale of a 50% interest in SNG, resulting in a gain for tax purposes.

(8)	Represents noncontrolling interest share of certain items.
(9)
Includes KMI's share of certain equity investees' DD&A, net of the KML noncontrolling interest's DD&A and consolidating joint venture partners' share of DD&A:
3Q 2017 - $84
3Q 2016 - $89
YTD 2017 - $276
YTD 2016 - $264

(10)	Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book tax expense: 3Q 2017 - $31 3Q 2016 - $25 YTD 2017 - $84 YTD 2016 - $71
(11)	Includes KMI's share of taxable equity investees' cash taxes: 3Q 2017 - $(9) 3Q 2016 - $(25) YTD 2017 - $(54) YTD 2016 - $(59)
(12)	All periods include non-cash compensation associated with our restricted stock program. 3Q and YTD 2017 also include a pension contribution and the noncontrolling interests portion of KML's book tax.
(13)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
3Q 2017 - $(29)
3Q 2016 - $(24)
YTD 2017 - $(74)
YTD 2016 - $(66)

(14)	Includes restricted stock awards that participate in common share dividends.
(15)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests before certain items (excluding KML), plus DD&A (including KMI's share of certain equity investees' DD&A, net of consolidating joint venture partners' share of DD&A), book taxes (including KMI’s share of equity investees’ book tax), and interest expense (before certain items). Adjusted EBITDA is reconciled as follows, with any difference due to rounding:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2017	2016	2017	2016
	Net income (loss)	$387	$(183)	$1,215	$506
	Total certain items	(6)	570	(70)	694
	Net income attributable to noncontrolling interests before certain items (16)	(3)	(5)	(11)	(16)
	DD&A and amortization of excess investments, see notes (9) (17)	669	653	2,030	1,960
	Book taxes, see note (10)	244	230	730	745
	Interest, net, see note (1)	463	503	1,408	1,524
	Adjusted EBITDA	$1,754	$1,768	$5,302	$5,413

(16)	Excludes KML noncontrolling interest: 3Q 2017 - $11 YTD 2017 - $14
(17)	Includes the noncontrolling interests portion of KML's DD&A: 3Q 2017 - $9 YTD 2017 - $12

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	28,879	28,144	28,796	28,162
Sales Volumes (BBtu/d) (2)	2,181	2,438	2,329	2,350
Gas Gathering Volumes (BBtu/d) (3)	2,523	2,935	2,635	3,044
Crude/Condensate Gathering Volumes (MBbl/d) (4)	271	270	268	300

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.23	1.20	1.29	1.18
Southwest Colorado Production - Net (Bcf/d) (5)	0.57	0.62	0.62	0.60
Sacroc Oil Production - Gross (MBbl/d) (6)	27.46	28.92	27.73	29.72
Sacroc Oil Production - Net (MBbl/d) (7)	22.87	24.09	23.09	24.76
Yates Oil Production - Gross (MBbl/d) (6)	17.08	17.85	17.45	18.52
Yates Oil Production - Net (MBbl/d) (7)	7.55	7.94	7.75	8.24
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (6)	8.36	6.89	7.88	6.86
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (7)	7.09	5.84	6.67	5.78
NGL Sales Volumes (MBbl/d) (8)	9.62	10.55	9.88	10.26
Realized Weighted Average Oil Price per Bbl (9)	$58.29	$62.12	$58.08	$61.27
Realized Weighted Average NGL Price per Bbl	$24.79	$18.03	$23.92	$16.42

Terminals
Liquids Leasable Capacity (MMBbl)	85.8	84.7	85.8	84.7
Liquids Utilization %	93.9%	96.1%	93.9%	96.1%
Bulk Transload Tonnage (MMtons) (10)	15.5	15.0	44.4	41.1
Ethanol (MMBbl)	17.8	17.3	51.3	48.9

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	77.7	76.3	221.9	218.4
Diesel	28.4	28.2	80.6	80.8
Jet Fuel	24.7	24.7	72.3	69.8
Sub-Total Refined Product Volumes - excl. Plantation	130.8	129.2	374.8	369.0
Plantation (MMBbl) (12)
Gasoline	20.9	21.1	62.4	62.5
Diesel	5.0	4.7	14.2	13.9
Jet Fuel	2.8	3.2	8.9	9.2
Sub-Total Refined Product Volumes - Plantation	28.7	29.0	85.5	85.6
Total (MMBbl)
Gasoline (11)	98.6	97.4	284.3	280.9
Diesel	33.4	32.9	94.8	94.7
Jet Fuel	27.5	27.9	81.2	79.0
Total Refined Product Volumes	159.5	158.2	460.3	454.6
NGLs (MMBbl) (13)	10.0	9.9	30.5	28.9
Crude and Condensate (MMBbl) (14)	26.6	28.8	88.1	87.6
Total Delivery Volumes (MMBbl)	196.1	196.9	578.9	571.1
Ethanol (MMBbl) (15)	11.1	10.9	31.7	31.7

Trans Mountain (MMBbls - mainline throughput)	29.3	30.7	84.4	88.1

Notes
(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation reported at KMI share.
(13)	Includes Cochin and Cypress (KMI share).
(14)	Includes KMCC, Double Eagle (KMI share), and Double H.
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$539	$684
Other current assets	2,074	2,545
Property, plant and equipment, net	39,867	38,705
Investments	7,484	7,027
Goodwill	22,164	22,152
Deferred charges and other assets	8,223	9,192
TOTAL ASSETS	$80,351	$80,305

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt	$3,156	$2,696
Other current liabilities	3,018	3,228
Long-term debt	33,969	36,105
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,047	1,149
Other	2,537	2,225
Total liabilities	43,827	45,503

Shareholders’ Equity
Other shareholders' equity	35,694	35,092
Accumulated other comprehensive loss	(469)	(661)
Total KMI equity	35,225	34,431
Noncontrolling interests	1,299	371
Total shareholders' equity	36,524	34,802
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,351	$80,305

Net Debt (1)	$36,467	$38,160
Net Debt including 50% of KML preferred shares (2)	36,585	38,160
	Adjusted EBITDA Twelve Months Ended
	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA (3)	2017	2016
Net income	$1,429	$721
Total certain items	170	933
Net income attributable to noncontrolling interests before certain items	(16)	(21)
DD&A and amortization of excess investments(4)	2,685	2,617
Book taxes	979	993
Interest, net	1,885	1,999
Adjusted EBITDA	$7,132	$7,242

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	5.1	5.3

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $119 million and $(43) million as of September 30, 2017 and December 31, 2016, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)	September 30, 2017 amount includes $118 million representing 50% of KML preferred shares which is included in noncontrolling interests.
(3)
Adjusted EBITDA is net income before certain items, less net income attributable to noncontrolling interests before certain items (excluding KML), plus DD&A (including KMI's share of certain equity investees' DD&A, net of the consolidating joint venture partners' share of DD&A), book taxes (including KMI’s share of equity investees’ book tax), and interest expense (before certain items), with any difference due to rounding.

(4)	Includes the noncontrolling interests portion of KML's DD&A of $12 million for the twelve months ended September 30, 2017.